Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D/A with respect to the Common Stock, $.01 par value per share, of InkSure Technologies Inc., dated as of October 11, 2013, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

October 11, 2013
(Date)

ICTS Information Systems, B.V.

By:	/s/ Ranaan Nir
Name: Ranaan Nir
Title: Managing Director

ICTS-USA, Inc.

By:	/s/ Avraham Dan
Name: Avraham Dan
Title: Director

ICTS International, N.V.

By:	/s/ Ranaan Nir
Name: Ranaan Nir
Title: Managing Director